Exhibit 10.1
FIFTH AMENDMENT TO THE AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

    This Fifth Amendment (this “Amendment”), dated as of November 8, 2023 (the “Amendment Effective Date”) by and between Lifetime Brands, Inc., a Delaware Corporation (the “Company”) and Laurence Winoker (the “Executive”) shall be effective as of the Amendment Effective Date unless otherwise provided herein and amends the Amended and Restated Employment Agreement, dated as of September 10, 2015 between the Company and the Executive, as amended from time to time (the “Employment Agreement”).

    WHEREAS, pursuant to Section 14(a) of the Employment Agreement, the Company wishes to further amend the Employment Agreement to reflect a change in the Executive’s annual target bonus as well as the Company’s adoption of a compensation recoupment policy.

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1.Effective for the fiscal year ending on December 31, 2024 and each subsequent fiscal year during the Employment Term, Section 3(b)(i) shall be amended to delete the reference to “37.5%” and replace it with “50%”.

2.Effective for the fiscal year ending on December 31, 2024 and each subsequent fiscal year during the Employment Term, Section 3(b)(iii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“For purposes of this Agreement, the term “Target Bonus” shall mean 75% of the Executive’s annual Base Salary in effect at the time of termination; provided that, for purposes of Section 6(d)(iii), Target Bonus shall mean 75% of the greater of (A) the Executive’s annual Base Salary in effect at the time of termination or (B) the Executive’s annual Base Salary in effect at the date of the Change of Control.”

3.Section 14 of the Employment Agreement shall be amended by adding the following subsection (g) to the end thereof:

“(g) Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.”

4.The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.

5.Except as expressly amended hereby, all the terms, conditions, and provisions of the Employment Agreement shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.

Exhibit 10.1
6.This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

7.The Company represents and warrants that it has the full power and authority to enter into this Amendment.

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Exhibit 10.1
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

LIFETIME BRANDS, INC.

By:	/s/ Robert B. Kay
Name:	Robert B. Kay
Title	Chief Executive Officer

EXECUTIVE

/s/ Laurence Winoker
Laurence Winoker
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